Exhibit 99.2

NEWS RELEASE

8500 Station Street

Suite 100

Mentor, Ohio 44060

For Immediate Release

Gas Natural Inc. Postpones Annual Meeting for Potential Acquisition

MENTOR, OH, April 24, 2012 – Gas Natural Inc. (NYSE Amex: EGAS) (“Gas Natural” or the “Company”), a natural gas utility company serving approximately 70,000 customers in seven states, has announced that its Board of Directors plans to delay its 2012 annual meeting from its regularly scheduled June date due to a potential acquisition that requires shareholder approval. A date will be announced at a later time.

On April 18, 2012, the Company entered into a non-binding term sheet to acquire John D. Oil and Gas Marketing Company, LLC (“JDOGM”), an Ohio limited liability company engaged in the purchase and re-sale of natural gas. Richard M. Osborne, Gas Natural’s Chief Executive Officer and Chairman of the Board, is the majority owner and manager of JDOGM.

Pursuant to the term sheet, the consideration for the purchase of JDOGM shall be paid in shares of common stock of Gas Natural with an initial issuance of common stock valued at $2,875,000 and additional issuances of common stock based on the achievement of certain financial milestones by JDOGM. The transaction is subject to completion of a definitive agreement and other customary terms and conditions, including approval by the shareholders of Gas Natural.

The term sheet is non-binding on the parties and there is no assurance that the transaction will be consummated.

Kevin J. Degenstein, President and COO, noted, “A special committee of the Board has carefully evaluated this opportunity and is required to obtain an independent fairness opinion and ultimately approve this transaction before putting it to shareholder vote. JDOGM has an established reach into the northwestern Ohio region. We believe using their network and expertise we can advance our efforts to provide natural gas to transportation customers in this region.”

The Company’s Form 10-K for the year ended December 31, 2011 was filed with the Securities and Exchange Commission on April 10, 2012. Shareholders may receive a hard copy of the Company’s complete audited financial statements contained in the Form 10-K free of charge upon request to the individuals identified below.

About Gas Natural Inc.

Gas Natural Inc. distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 32 billion cubic feet of natural gas to approximately 70,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, propane and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909 and is headquartered in Great Falls, Montana. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

The Company regularly posts information at its website: www.ewst.com.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or

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Gas Natural Inc. Postpones Annual Meeting for Potential Acquisition

April 24, 2012

on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information contact:

Gas Natural Inc.	Investor Relations: Kei Advisors LLC
Thomas J. Smith, Chief Financial Officer	Deborah K. Pawlowski, Chairman & CEO
Phone: (440) 974-3770	Phone: (716) 843-3908
Email: tjsmith@ewst.com	Email: dpawlowski@keiadvisors.com

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